UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 6)1

GameStop Corp.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

36467W109

(CUSIP Number)

RYAN NEBEL

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

March 22, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36467W109

1	NAME OF REPORTING PERSON

RC VENTURES LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,101,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,101,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,101,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.9%
14	TYPE OF REPORTING PERSON

OO

2

CUSIP No. 36467W109

1	NAME OF REPORTING PERSON

RYAN COHEN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CANADA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,101,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,101,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,101,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.9%
14	TYPE OF REPORTING PERSON

IN

3

CUSIP No. 36467W109

The following constitutes Amendment No. 6 to the Schedule 13D filed by the undersigned (“Amendment No. 6”). This Amendment No. 6 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares beneficially owned by RC Ventures were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business). The aggregate purchase price of the 9,101,000 Shares beneficially owned by RC Ventures is approximately $86,075,649, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) and (c) are hereby amended and restated to read as follows:

(a)        The aggregate percentage of Shares reported owned by each person named herein is based upon 76,339,248 Shares outstanding as of March 11, 2022 as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2022.

As of the date hereof, RC Ventures directly beneficially owned 9,101,000 Shares, constituting approximately 11.9% of the Shares outstanding. Mr. Cohen, as the Manager of RC Ventures, may be deemed to beneficially own the 9,101,000 Shares owned RC Ventures, constituting approximately 11.9% of the Shares outstanding.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

(c)       Schedule A annexed hereto lists all transactions in securities of the Issuer by the Reporting Persons during the past sixty days. All of such transactions were effected in the open market unless otherwise noted therein.

4

CUSIP No. 36467W109

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 22, 2022

RC Ventures LLC

By:	/s/ Ryan Cohen
	Name:	Ryan Cohen
	Title:	Manager

/s/ Ryan Cohen
Ryan Cohen

5

CUSIP No. 36467W109

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of Transaction	Price per Share ($)	Amount of Securities Purchased	Date of Purchase

RC VENTURES LLC

Purchase of Common Stock	96.8100	200	03/22/2022
Purchase of Common Stock	96.8900	50	03/22/2022
Purchase of Common Stock	96.9800	24	03/22/2022
Purchase of Common Stock	96.9900	24	03/22/2022
Purchase of Common Stock	97.0000	402	03/22/2022
Purchase of Common Stock	97.0500	500	03/22/2022
Purchase of Common Stock	97.1700	200	03/22/2022
Purchase of Common Stock	97.2000	1	03/22/2022
Purchase of Common Stock	97.2200	1,100	03/22/2022
Purchase of Common Stock	97.2300	30	03/22/2022
Purchase of Common Stock	97.2500	169	03/22/2022
Purchase of Common Stock	97.2800	98	03/22/2022
Purchase of Common Stock	97.2900	2	03/22/2022
Purchase of Common Stock	97.3000	1	03/22/2022
Purchase of Common Stock	97.3100	100	03/22/2022
Purchase of Common Stock	97.3500	20	03/22/2022
Purchase of Common Stock	97.3700	46	03/22/2022
Purchase of Common Stock	97.3800	53	03/22/2022
Purchase of Common Stock	97.3900	80	03/22/2022
Purchase of Common Stock	97.4500	100	03/22/2022
Purchase of Common Stock	97.4600	100	03/22/2022
Purchase of Common Stock	97.4700	100	03/22/2022
Purchase of Common Stock	97.4800	5	03/22/2022
Purchase of Common Stock	97.4800	100	03/22/2022
Purchase of Common Stock	97.5500	1	03/22/2022
Purchase of Common Stock	97.5500	200	03/22/2022
Purchase of Common Stock	97.5600	3	03/22/2022
Purchase of Common Stock	97.5700	7	03/22/2022
Purchase of Common Stock	97.5800	13	03/22/2022
Purchase of Common Stock	97.7200	200	03/22/2022
Purchase of Common Stock	97.7300	1,200	03/22/2022
Purchase of Common Stock	97.7400	303	03/22/2022
Purchase of Common Stock	97.7700	100	03/22/2022
Purchase of Common Stock	97.8500	50	03/22/2022
Purchase of Common Stock	97.8600	100	03/22/2022
Purchase of Common Stock	97.8700	600	03/22/2022
Purchase of Common Stock	97.8800	100	03/22/2022
Purchase of Common Stock	97.9100	275	03/22/2022
Purchase of Common Stock	97.9500	100	03/22/2022
Purchase of Common Stock	97.9600	100	03/22/2022
Purchase of Common Stock	97.9900	175	03/22/2022
Purchase of Common Stock	98.0800	550	03/22/2022
Purchase of Common Stock	98.0900	34	03/22/2022
Purchase of Common Stock	98.1000	136	03/22/2022
Purchase of Common Stock	98.1100	1,355	03/22/2022
Purchase of Common Stock	98.1200	650	03/22/2022
Purchase of Common Stock	98.1200	8	03/22/2022
Purchase of Common Stock	98.1300	1,200	03/22/2022
Purchase of Common Stock	98.1400	25	03/22/2022
Purchase of Common Stock	98.1500	100	03/22/2022
Purchase of Common Stock	98.1500	251	03/22/2022
Purchase of Common Stock	98.1800	106	03/22/2022
Purchase of Common Stock	98.1900	700	03/22/2022
Purchase of Common Stock	98.2000	1,469	03/22/2022
Purchase of Common Stock	98.2500	800	03/22/2022
Purchase of Common Stock	98.2900	125	03/22/2022
Purchase of Common Stock	98.3100	300	03/22/2022
Purchase of Common Stock	98.3200	1,220	03/22/2022
Purchase of Common Stock	98.3300	21	03/22/2022
Purchase of Common Stock	98.3600	5	03/22/2022
Purchase of Common Stock	98.3800	475	03/22/2022
Purchase of Common Stock	98.3900	400	03/22/2022
Purchase of Common Stock	98.4100	300	03/22/2022
Purchase of Common Stock	98.4400	365	03/22/2022
Purchase of Common Stock	98.4500	800	03/22/2022
Purchase of Common Stock	98.4600	2,046	03/22/2022
Purchase of Common Stock	98.4700	520	03/22/2022
Purchase of Common Stock	98.4900	200	03/22/2022
Purchase of Common Stock	98.5100	100	03/22/2022
Purchase of Common Stock	98.5200	100	03/22/2022
Purchase of Common Stock	98.5300	50	03/22/2022
Purchase of Common Stock	98.5400	500	03/22/2022
Purchase of Common Stock	98.5400	16	03/22/2022
Purchase of Common Stock	98.5500	200	03/22/2022
Purchase of Common Stock	98.5700	150	03/22/2022
Purchase of Common Stock	98.5800	125	03/22/2022
Purchase of Common Stock	98.5900	150	03/22/2022
Purchase of Common Stock	98.6000	1	03/22/2022
Purchase of Common Stock	98.6000	175	03/22/2022
Purchase of Common Stock	98.6100	225	03/22/2022
Purchase of Common Stock	98.6200	300	03/22/2022
Purchase of Common Stock	98.9500	125	03/22/2022
Purchase of Common Stock	98.9600	150	03/22/2022
Purchase of Common Stock	99.0000	99	03/22/2022
Purchase of Common Stock	99.0100	150	03/22/2022
Purchase of Common Stock	99.0200	50	03/22/2022
Purchase of Common Stock	99.0300	159	03/22/2022
Purchase of Common Stock	99.0400	300	03/22/2022
Purchase of Common Stock	99.0400	1,000	03/22/2022
Purchase of Common Stock	99.0500	100	03/22/2022
Purchase of Common Stock	99.0600	100	03/22/2022
Purchase of Common Stock	99.0900	100	03/22/2022
Purchase of Common Stock	99.1000	100	03/22/2022
Purchase of Common Stock	99.1100	150	03/22/2022
Purchase of Common Stock	99.1200	74	03/22/2022
Purchase of Common Stock	99.1400	50	03/22/2022
Purchase of Common Stock	99.1400	125	03/22/2022
Purchase of Common Stock	99.1700	150	03/22/2022
Purchase of Common Stock	99.1800	100	03/22/2022
Purchase of Common Stock	99.1800	125	03/22/2022
Purchase of Common Stock	99.2000	125	03/22/2022
Purchase of Common Stock	99.2100	150	03/22/2022
Purchase of Common Stock	99.2200	100	03/22/2022
Purchase of Common Stock	99.2300	150	03/22/2022
Purchase of Common Stock	99.2400	400	03/22/2022
Purchase of Common Stock	99.2500	150	03/22/2022
Purchase of Common Stock	99.2600	125	03/22/2022
Purchase of Common Stock	99.2700	50	03/22/2022
Purchase of Common Stock	99.2800	125	03/22/2022
Purchase of Common Stock	99.2900	1	03/22/2022
Purchase of Common Stock	99.5600	200	03/22/2022
Purchase of Common Stock	99.6500	125	03/22/2022
Purchase of Common Stock	99.7000	600	03/22/2022
Purchase of Common Stock	99.7100	525	03/22/2022
Purchase of Common Stock	99.7200	125	03/22/2022
Purchase of Common Stock	99.7300	150	03/22/2022
Purchase of Common Stock	99.8000	150	03/22/2022
Purchase of Common Stock	99.8100	250	03/22/2022
Purchase of Common Stock	99.8200	450	03/22/2022
Purchase of Common Stock	99.8300	250	03/22/2022
Purchase of Common Stock	99.8400	300	03/22/2022
Purchase of Common Stock	99.8500	100	03/22/2022
Purchase of Common Stock	99.9500	181	03/22/2022
Purchase of Common Stock	99.9800	98	03/22/2022
Purchase of Common Stock	100.0000	450	03/22/2022
Purchase of Common Stock	100.0100	250	03/22/2022
Purchase of Common Stock	100.0400	100	03/22/2022
Purchase of Common Stock	100.0500	900	03/22/2022
Purchase of Common Stock	100.0700	200	03/22/2022
Purchase of Common Stock	100.0900	50	03/22/2022
Purchase of Common Stock	100.1100	100	03/22/2022
Purchase of Common Stock	100.1300	860	03/22/2022
Purchase of Common Stock	100.1400	200	03/22/2022
Purchase of Common Stock	100.1900	1	03/22/2022
Purchase of Common Stock	100.2100	750	03/22/2022
Purchase of Common Stock	100.2300	600	03/22/2022
Purchase of Common Stock	100.2600	100	03/22/2022
Purchase of Common Stock	100.2600	150	03/22/2022
Purchase of Common Stock	100.3000	675	03/22/2022
Purchase of Common Stock	100.3100	200	03/22/2022
Purchase of Common Stock	100.3100	150	03/22/2022
Purchase of Common Stock	100.3200	200	03/22/2022
Purchase of Common Stock	100.3300	2	03/22/2022
Purchase of Common Stock	100.3500	50	03/22/2022
Purchase of Common Stock	100.3700	250	03/22/2022
Purchase of Common Stock	100.3800	300	03/22/2022
Purchase of Common Stock	100.3900	50	03/22/2022
Purchase of Common Stock	100.4000	500	03/22/2022
Purchase of Common Stock	100.4000	200	03/22/2022
Purchase of Common Stock	100.4200	50	03/22/2022
Purchase of Common Stock	100.4500	1,500	03/22/2022
Purchase of Common Stock	100.4500	2,120	03/22/2022
Purchase of Common Stock	100.4600	5	03/22/2022
Purchase of Common Stock	100.4600	100	03/22/2022
Purchase of Common Stock	100.4800	200	03/22/2022
Purchase of Common Stock	100.4900	925	03/22/2022
Purchase of Common Stock	100.5000	250	03/22/2022
Purchase of Common Stock	100.5100	100	03/22/2022
Purchase of Common Stock	100.5200	475	03/22/2022
Purchase of Common Stock	100.5300	100	03/22/2022
Purchase of Common Stock	100.6500	150	03/22/2022
Purchase of Common Stock	100.6600	125	03/22/2022
Purchase of Common Stock	100.6800	50	03/22/2022
Purchase of Common Stock	100.6900	101	03/22/2022
Purchase of Common Stock	100.7100	17	03/22/2022
Purchase of Common Stock	100.8500	100	03/22/2022
Purchase of Common Stock	100.9100	100	03/22/2022
Purchase of Common Stock	100.9200	333	03/22/2022
Purchase of Common Stock	100.9300	10	03/22/2022
Purchase of Common Stock	100.9400	331	03/22/2022
Purchase of Common Stock	100.9900	450	03/22/2022
Purchase of Common Stock	101.0000	725	03/22/2022
Purchase of Common Stock	101.0100	100	03/22/2022
Purchase of Common Stock	101.0300	125	03/22/2022
Purchase of Common Stock	101.0400	1,550	03/22/2022
Purchase of Common Stock	101.0400	100	03/22/2022
Purchase of Common Stock	101.0500	225	03/22/2022
Purchase of Common Stock	101.0900	100	03/22/2022
Purchase of Common Stock	101.0900	125	03/22/2022
Purchase of Common Stock	101.1200	207	03/22/2022
Purchase of Common Stock	101.1400	125	03/22/2022
Purchase of Common Stock	101.1600	500	03/22/2022
Purchase of Common Stock	101.1800	100	03/22/2022
Purchase of Common Stock	101.1900	225	03/22/2022
Purchase of Common Stock	101.2200	1,295	03/22/2022
Purchase of Common Stock	101.2500	1,580	03/22/2022
Purchase of Common Stock	101.2500	25	03/22/2022
Purchase of Common Stock	101.2600	1,143	03/22/2022
Purchase of Common Stock	101.2700	200	03/22/2022
Purchase of Common Stock	101.2900	200	03/22/2022
Purchase of Common Stock	101.2900	300	03/22/2022
Purchase of Common Stock	101.3000	1,000	03/22/2022
Purchase of Common Stock	101.3200	561	03/22/2022
Purchase of Common Stock	101.3300	395	03/22/2022
Purchase of Common Stock	101.3400	175	03/22/2022
Purchase of Common Stock	101.3500	275	03/22/2022
Purchase of Common Stock	101.3600	69	03/22/2022
Purchase of Common Stock	101.3700	207	03/22/2022
Purchase of Common Stock	101.4000	400	03/22/2022
Purchase of Common Stock	101.4100	100	03/22/2022
Purchase of Common Stock	101.4300	100	03/22/2022
Purchase of Common Stock	101.4300	120	03/22/2022
Purchase of Common Stock	101.4400	199	03/22/2022
Purchase of Common Stock	101.4400	110	03/22/2022
Purchase of Common Stock	101.4500	1,100	03/22/2022
Purchase of Common Stock	101.4500	51	03/22/2022
Purchase of Common Stock	101.4700	100	03/22/2022
Purchase of Common Stock	101.5000	125	03/22/2022
Purchase of Common Stock	101.5200	200	03/22/2022
Purchase of Common Stock	101.5300	100	03/22/2022
Purchase of Common Stock	101.5400	415	03/22/2022
Purchase of Common Stock	101.5500	511	03/22/2022
Purchase of Common Stock	101.5600	300	03/22/2022
Purchase of Common Stock	101.5600	325	03/22/2022
Purchase of Common Stock	101.5700	500	03/22/2022
Purchase of Common Stock	101.5900	550	03/22/2022
Purchase of Common Stock	101.6000	100	03/22/2022
Purchase of Common Stock	101.6400	300	03/22/2022
Purchase of Common Stock	101.6600	149	03/22/2022
Purchase of Common Stock	101.6700	150	03/22/2022
Purchase of Common Stock	101.7000	1	03/22/2022
Purchase of Common Stock	101.7100	50	03/22/2022
Purchase of Common Stock	101.7300	800	03/22/2022
Purchase of Common Stock	101.7400	100	03/22/2022
Purchase of Common Stock	101.7600	50	03/22/2022
Purchase of Common Stock	101.7700	350	03/22/2022
Purchase of Common Stock	101.7800	80	03/22/2022
Purchase of Common Stock	101.8000	94	03/22/2022
Purchase of Common Stock	101.8100	100	03/22/2022
Purchase of Common Stock	101.8800	700	03/22/2022
Purchase of Common Stock	101.8900	6	03/22/2022
Purchase of Common Stock	101.9500	150	03/22/2022
Purchase of Common Stock	102.0000	550	03/22/2022
Purchase of Common Stock	102.0100	997	03/22/2022
Purchase of Common Stock	102.0200	101	03/22/2022
Purchase of Common Stock	102.0300	335	03/22/2022
Purchase of Common Stock	102.0400	127	03/22/2022
Purchase of Common Stock	102.0500	92	03/22/2022
Purchase of Common Stock	102.0600	100	03/22/2022
Purchase of Common Stock	102.0800	400	03/22/2022
Purchase of Common Stock	102.1200	100	03/22/2022
Purchase of Common Stock	102.1600	100	03/22/2022
Purchase of Common Stock	102.2000	100	03/22/2022
Purchase of Common Stock	102.2100	150	03/22/2022
Purchase of Common Stock	102.2200	125	03/22/2022
Purchase of Common Stock	102.2600	100	03/22/2022
Purchase of Common Stock	102.3100	150	03/22/2022
Purchase of Common Stock	102.3200	600	03/22/2022
Purchase of Common Stock	102.3300	100	03/22/2022
Purchase of Common Stock	102.3400	100	03/22/2022
Purchase of Common Stock	102.3700	20	03/22/2022
Purchase of Common Stock	102.5500	259	03/22/2022
Purchase of Common Stock	102.5600	1,055	03/22/2022
Purchase of Common Stock	102.5700	139	03/22/2022
Purchase of Common Stock	102.6000	261	03/22/2022
Purchase of Common Stock	102.6100	100	03/22/2022
Purchase of Common Stock	102.6300	100	03/22/2022
Purchase of Common Stock	103.8800	31	03/22/2022
Purchase of Common Stock	104.0200	2	03/22/2022
Purchase of Common Stock	104.0300	100	03/22/2022
Purchase of Common Stock	104.0300	200	03/22/2022
Purchase of Common Stock	104.0500	10	03/22/2022
Purchase of Common Stock	104.0700	1	03/22/2022
Purchase of Common Stock	104.0900	50	03/22/2022
Purchase of Common Stock	104.1100	125	03/22/2022
Purchase of Common Stock	104.1400	40	03/22/2022
Purchase of Common Stock	104.2000	340	03/22/2022
Purchase of Common Stock	104.2000	100	03/22/2022
Purchase of Common Stock	104.2100	125	03/22/2022
Purchase of Common Stock	104.2200	695	03/22/2022
Purchase of Common Stock	104.2500	100	03/22/2022
Purchase of Common Stock	104.2600	125	03/22/2022
Purchase of Common Stock	104.2900	55	03/22/2022
Purchase of Common Stock	104.3000	200	03/22/2022
Purchase of Common Stock	104.3100	100	03/22/2022
Purchase of Common Stock	104.3200	301	03/22/2022
Purchase of Common Stock	104.9600	200	03/22/2022
Purchase of Common Stock	104.9600	100	03/22/2022
Purchase of Common Stock	104.9800	200	03/22/2022
Purchase of Common Stock	105.0400	100	03/22/2022
Purchase of Common Stock	105.0700	50	03/22/2022
Purchase of Common Stock	105.0800	1,100	03/22/2022
Purchase of Common Stock	105.1000	100	03/22/2022
Purchase of Common Stock	105.1000	229	03/22/2022
Purchase of Common Stock	105.1100	400	03/22/2022
Purchase of Common Stock	105.1200	5	03/22/2022
Purchase of Common Stock	105.1300	165	03/22/2022
Purchase of Common Stock	105.1400	5	03/22/2022
Purchase of Common Stock	105.1500	200	03/22/2022
Purchase of Common Stock	105.1700	50	03/22/2022
Purchase of Common Stock	105.1700	125	03/22/2022
Purchase of Common Stock	105.1800	100	03/22/2022
Purchase of Common Stock	105.1800	197	03/22/2022
Purchase of Common Stock	105.2000	5	03/22/2022
Purchase of Common Stock	105.2200	300	03/22/2022
Purchase of Common Stock	105.2400	125	03/22/2022
Purchase of Common Stock	105.3000	131	03/22/2022
Purchase of Common Stock	105.3400	900	03/22/2022
Purchase of Common Stock	105.4200	275	03/22/2022
Purchase of Common Stock	105.4300	125	03/22/2022
Purchase of Common Stock	105.4900	1	03/22/2022
Purchase of Common Stock	105.5000	275	03/22/2022
Purchase of Common Stock	105.5100	150	03/22/2022
Purchase of Common Stock	105.5300	170	03/22/2022
Purchase of Common Stock	105.5700	50	03/22/2022
Purchase of Common Stock	105.6200	225	03/22/2022
Purchase of Common Stock	105.6400	479	03/22/2022
Purchase of Common Stock	105.6800	225	03/22/2022
Purchase of Common Stock	105.7000	125	03/22/2022
Purchase of Common Stock	105.7100	250	03/22/2022
Purchase of Common Stock	105.7200	100	03/22/2022
Purchase of Common Stock	105.7500	100	03/22/2022
Purchase of Common Stock	105.8100	500	03/22/2022
Purchase of Common Stock	105.8200	1,000	03/22/2022
Purchase of Common Stock	105.8500	125	03/22/2022
Purchase of Common Stock	105.8600	48	03/22/2022
Purchase of Common Stock	105.8700	225	03/22/2022
Purchase of Common Stock	105.9100	100	03/22/2022
Purchase of Common Stock	106.0000	260	03/22/2022
Purchase of Common Stock	106.1000	100	03/22/2022
Purchase of Common Stock	106.3800	100	03/22/2022
Purchase of Common Stock	106.4100	200	03/22/2022
Purchase of Common Stock	106.4200	1,200	03/22/2022
Purchase of Common Stock	106.4300	100	03/22/2022
Purchase of Common Stock	106.4900	300	03/22/2022
Purchase of Common Stock	106.5300	100	03/22/2022
Purchase of Common Stock	106.5400	100	03/22/2022
Purchase of Common Stock	106.7700	100	03/22/2022
Purchase of Common Stock	106.8700	8	03/22/2022
Purchase of Common Stock	106.9000	30	03/22/2022
Purchase of Common Stock	106.9200	100	03/22/2022
Purchase of Common Stock	106.9300	36	03/22/2022
Purchase of Common Stock	106.9800	500	03/22/2022
Purchase of Common Stock	106.9900	300	03/22/2022
Purchase of Common Stock	107.0000	400	03/22/2022
Purchase of Common Stock	107.0200	200	03/22/2022
Purchase of Common Stock	107.0300	150	03/22/2022
Purchase of Common Stock	107.0400	150	03/22/2022
Purchase of Common Stock	107.0700	100	03/22/2022
Purchase of Common Stock	107.0800	150	03/22/2022
Purchase of Common Stock	107.1000	125	03/22/2022
Purchase of Common Stock	107.1100	25	03/22/2022
Purchase of Common Stock	107.1500	125	03/22/2022
Purchase of Common Stock	107.2400	50	03/22/2022
Purchase of Common Stock	107.2500	150	03/22/2022
Purchase of Common Stock	107.2800	20	03/22/2022
Purchase of Common Stock	107.2900	50	03/22/2022
Purchase of Common Stock	107.3000	20	03/22/2022
Purchase of Common Stock	107.3100	600	03/22/2022
Purchase of Common Stock	107.3500	85	03/22/2022
Purchase of Common Stock	107.3700	100	03/22/2022
Purchase of Common Stock	107.4200	100	03/22/2022
Purchase of Common Stock	107.4300	150	03/22/2022
Purchase of Common Stock	107.4400	1,000	03/22/2022
Purchase of Common Stock	107.5200	100	03/22/2022
Purchase of Common Stock	107.5400	50	03/22/2022
Purchase of Common Stock	108.0000	226	03/22/2022
Purchase of Common Stock	108.0200	950	03/22/2022
Purchase of Common Stock	108.0300	300	03/22/2022
Purchase of Common Stock	108.1000	450	03/22/2022
Purchase of Common Stock	108.1100	150	03/22/2022
Purchase of Common Stock	108.1200	450	03/22/2022
Purchase of Common Stock	108.1300	549	03/22/2022
Purchase of Common Stock	108.1500	150	03/22/2022
Purchase of Common Stock	108.1600	125	03/22/2022
Purchase of Common Stock	108.1700	100	03/22/2022
Purchase of Common Stock	108.1800	100	03/22/2022
Purchase of Common Stock	108.1900	1,475	03/22/2022
Purchase of Common Stock	108.2000	147	03/22/2022
Purchase of Common Stock	108.2100	25	03/22/2022
Purchase of Common Stock	108.2500	77	03/22/2022
Purchase of Common Stock	108.2600	100	03/22/2022
Purchase of Common Stock	108.3000	100	03/22/2022
Purchase of Common Stock	108.3200	125	03/22/2022
Purchase of Common Stock	108.3300	1	03/22/2022
Purchase of Common Stock	108.4300	150	03/22/2022
Purchase of Common Stock	108.4400	100	03/22/2022
Purchase of Common Stock	108.4500	95	03/22/2022
Purchase of Common Stock	108.5000	330	03/22/2022
Purchase of Common Stock	108.5100	100	03/22/2022
Purchase of Common Stock	108.5600	125	03/22/2022
Purchase of Common Stock	108.5800	150	03/22/2022
Purchase of Common Stock	108.6200	125	03/22/2022
Purchase of Common Stock	108.6400	150	03/22/2022
Purchase of Common Stock	108.6600	20	03/22/2022
Purchase of Common Stock	108.6700	91	03/22/2022
Purchase of Common Stock	108.8100	764	03/22/2022
Purchase of Common Stock	108.8200	100	03/22/2022